Exhibit 10.83

PROMISSORY NOTE AND SECURITY AGREEMENT

U.S. $390,000.00	Lakewood, Colorado
Due Date: Ninety Days from Execution Date	Date Executed: July 17, 2008

1. FOR VALUE RECEIVED, the undersigned Borrower, VCG Holding Corp., promises to pay Vali Lowrie-Reed or order, (Note Holder) the principal sum of Three Hundred Ninety Thousand ($390,000.00) U.S. Dollars, at an annual interest rate of 10.00%, including an initial fee of 2%, which equals the sum of Eight Thousand ($8,000.00) U.S. Dollars. This Note shall be due and payable at the date set forth above. Interest shall be due and payable monthly at 418 Royal Meadows Court, Santa Rosa, CA 95404, or at such other address as is provided in writing by Note Holder.

2. Payments received for application to this Note shall be applied first to the payment of accrued interest at the rate specified below, if any, second, to accrued interest first specified above, and the balance applied in reduction of the principal amount owed.

3. If any payment required by this Note is not paid when due, or if any default under this Note occurs, the entire principal amount outstanding and accrued interest thereon shall at once become due and payable at the option of the Note Holder (Acceleration); and the indebtedness shall bear interest at the rate of fifteen percent (15%) per annum from the date of default. The Note Holder shall be entitled to collect all reasonable costs and expense of collection and/or suit, including, but not limited to reasonable attorneys’ fees.

4. Borrower may prepay the principal amount outstanding under this Note, in whole or in part, at any time without penalty. Any partial prepayment shall be applied against the principal amount outstanding and shall not postpone the due date of any subsequent payments or change the amount of such payments.

5. Borrower and all other makers, sureties, guarantors, and endorsers hereby waive presentment, notice of dishonor and protest, and they hereby agree to any extensions of time of payment and partial payments before, at, or after maturity. This Note shall be the joint and several obligation of Borrower and all other makers, sureties, guarantors and endorsers, and their successors and assigns.

6. The failure of Note Holder to strictly enforce any provision of this Note shall not be deemed a waiver of Note Holder’s rights to strictly enforce that or any other term of this Note at any other time.

7. Any notice to Borrower provided for in this Note shall be in writing and shall be given and be effective upon (1) delivery to Borrower or (2) mailing such notice by first-class U.S. mail, addressed to Borrower at the Borrower’s address stated below, or to such other address as Borrower may designate by notice to the Note Holder. Any notice to the Note Holder shall be in writing and shall be given and be effective upon (1) delivery to Note Holder or (2) by mailing such notice by first-class U.S. mail, to the Note Holder at the address stated in the first paragraph of this Note, or to such other address as Note Holder may designate by notice to Borrower.

8. Collateral. In consideration of the Loan, upon execution of this Agreement, Borrower will grant to Holder, (a) a security interest in the general assets of Denver Restaurant Concepts LP located in Denver, Colorado, (b) a security interest in the general assets of IRC L.P. located in Sauget, Illinois, (c) consent to the transfer of the adult permit, liquor license and any other permits in the name of Denver Restaurant Concepts LP and IRC L.P. to Holder and/or its assigns upon default of note.

9. This Note shall be construed pursuant to the laws of the State of Colorado. Venue for any lawsuit brought regarding this Note shall be a court of competent jurisdiction in Jefferson County, Colorado.

BORROWER

VCG Holding Corp.

By:	/s/ Troy Lowrie

Its:	CEO

Borrower’s address:

390 Union Blvd., Suite 540

Lakewood, CO 80228